Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

FST Corp.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, par value $0.0001 per share	(1)	Other	6,714,900	$1.2450	$8,360,050.50	0.0001381	$1,154.60

Total Offering Amounts:						$8,360,050.50		1,154.60
Total Fee Offsets:								0.00
Net Fee Due:								$1,154.60

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Offering Note(s)

(1)	Represents 6,714,900 ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), reserved for issuance under the FST Corp. 2025 Omnibus Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional Ordinary Shares that may be offered or issued under the Plan by reason of stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low prices of the Registrant’s Ordinary Shares as reported on the Nasdaq Global Market on April 20, 2026, a date within five business days prior to the filing of this Registration Statement.